FORM N-8A


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:     MATRIX UNIT TRUST

     Address of Principal Business Office (No. & Street, City, State Zip Code):

               666 Fifth Avenue, 14th Floor
               New York, New York  10103

     Telephone Number (including area code):  (212) 652-3290

     Name and address of agent for service of process:

               Christopher F. Anci, c/o Matrix Capital Group, Inc. 666 Fifth Avenue, 14th Floor
               New York, New York  10103

     Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

                    YES  X              NO
                        ---                ---

     Pursuant to the requirements of the Investment Company Act of 1940, the Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Wichita and State of Kansas on the 21st day of March, 2002.

                                    Matrix Unit Trust

                                    By:  MATRIX CAPITAL GROUP, INC.,
                                         Depositor

                                    By:    /s/ ALEX R. MEITZNER
                                        --------------------------------
                                             Alex R. Meitzner
                                         President, Unit Trust Division

ATTEST:


By:      /s/ DOUGLAS K. ROGERS
            Douglas K. Rogers
    ------------------------------------------
    Senior Vice President, Unit Trust Division